Exhibit 10.23
Confidential Resignation and Consulting Agreement
And General Release of Claims
     1. Arthur Knapp (“Executive”) has been employed by OCZ Technology Group, Inc. (the “Company”) as its Chief Financial Officer since on or about April 4, 2006 pursuant to the parties’ Executive Employment Agreement of that date (the “Employment Agreement”). Executive and the Company have determined that they will terminate their employment relationship, and it is their mutual desire to ensure that there is a smooth and orderly transition of Executive’s duties, to have Executive provide consulting services to the Company for a limited period of time, and to provide Executive with the separation benefits described in the Employment Agreement as well as additional separation benefits. Accordingly, Executive and the Company agree as set forth below. This Agreement will become effective on the eighth day after it is signed by Executive (the “Effective Date”), provided that Executive has not revoked this Agreement (by email notice to ksmith@ocztechnology.com) prior to that date.
     2. Executive hereby resigns from his employment with the Company effective as of March 13, 2009 (the “Resignation Date”). Executive hereby resigns from any positions that he holds as a director and/or officer of the Company or any of its subsidiaries effective as of the Resignation Date.
     3. During the period between the date of this Agreement and the Resignation Date (the “Transition Period”), Executive will continue to perform his duties for the Company in a professional and timely manner to the full satisfaction of the Company. Executive shall also work with the Company to ensure an orderly and complete transition of his duties by the Resignation Date. During the Transition Period, the Company will continue to provide Executive with his current base salary and employee fringe benefits, and Executive’s unvested stock options shall continue to vest during the Transition Period. Following the Resignation Date, Executive may exercise his right to purchase any or all of his vested stock options in accordance with the terms of the applicable stock option plans/agreements. Upon the Resignation Date, Executive will be paid all of his accrued, unused paid time off that he earned during his employment with the Company.
     4. For a period of three months following the Resignation Date (the “Consulting Period”), which period may be extended up to an additional month upon the parties’ mutual written agreement, Executive will provide consulting services to the Company as an independent contractor for up to 30 hours per week. Such consulting services will include, but not be limited to, continued assistance in the transition of Executive’s former duties to the Company’s new Chief Financial Officer, as well as any special assignments or projects that may be assigned to Executive by the Company. Executive will perform his consulting services in a professional and timely manner to the full satisfaction of the Company. Executive will not be an agent, employee, partner, or joint venturer of the Company during the Consulting Period, and Executive will have no authority whatsoever to bind the Company by contract or otherwise during the Consulting Period. Executive will not be entitled to receive any employee fringe benefits or participate in any employee benefit plans (including, but not limited to, the Company stock option plan) during the Consulting Period. During the Consulting Period, Executive will be responsible for providing, at his own expense and in his own name, disability, liability, workers’ compensation and other business insurance as is necessary, appropriate and/or required by law.
     5. Subject to Executive’s strict compliance with all the terms of this Agreement, and to his extension of the release of claims in Paragraphs 6 and 7 without revocation as described below, the Company will provide Executive with the following:
          (a) continued payment of Executive’s base salary starting with the Company payroll of March 31, 2009 and ending on the Company payroll paid June 30, 2009 at his final base salary rate in accordance with the Company’s normal payroll procedures, less applicable withholding (if any); and

          (b) in the event that Executive timely elects to obtain continued group health insurance coverage under COBRA following the Resignation Date, the Company will pay the premiums for such coverage through the earlier of (i) July 31, 2009 or (ii) the first date on which Executive becomes eligible to obtain other group health insurance coverage; thereafter, Executive may elect to purchase continued group health insurance coverage under COBRA at his own expense.
In addition, upon the satisfactory completion of his consulting duties for the Company, and his extension of the release of claims in Paragraphs 6 and 7 without revocation, the Company will provide Executive with a consulting fee of $17,083 (the “Fee”). Subject to his satisfaction of the conditions described herein, the Fee will be paid to Executive on July 8, 2009. In view of Executive’s independent contractor status, the Fee will not be subject to any tax withholding, and it will be reported to the taxing authorities on Forms 1099-Misc. or other appropriate tax reporting forms. Executive agrees that he will be solely responsible for and will file, on a timely basis, all tax returns and payments required to be filed with or made to any federal, state, or local taxing authority in connection with his consulting services and receipt of fees for such services under this Agreement.
Executive acknowledges and agrees that he shall not be entitled to any payments or benefits from the Company other than those expressly set forth in Paragraphs 3 and 5.
     6. In consideration of the payments and benefits described in Paragraph 5, Executive and his successors release the Company, its parents, divisions, and subsidiaries, and each of their respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have against those released parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date on which Executive signs this Agreement, including, but not limited to, any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination In Employment Act of 1967, the Americans with Disabilities Act, the Fair Employment and Housing Act or any other applicable law. As further consideration for the payments and benefits described in Paragraph 5, Executive shall extend this release of claims through and including the end of the Consulting Period by re-executing this Agreement on the space provided at the end of the Agreement on or after the last day of the Consulting Period. Notwithstanding the above release of claims, it is expressly understood that this release does not apply to, and shall not be construed as, a waiver or release of any claims or rights that cannot lawfully be released by private agreement, including any applicable statutory indemnity rights under the California Labor Code.
     7. Executive acknowledges that he has read section 1542 of the Civil Code of the State of California, which states in full:
A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
Executive waives any rights that he has or may have under section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

     8. Executive acknowledges and agrees that he shall at all times, including during the Consulting Period, continue to be bound by and comply with the terms of any proprietary rights, assignment of inventions and/or confidentiality agreements between the Company and Executive. At or before the end of the Consulting Period, Executive will return to the Company, in good working condition, all Company property and equipment that is in Executive’s possession or control, including, but not limited to, any files, records, computers, computer equipment, cell phones, credit cards, keys, programs, manuals, business plans, financial records, and all electronic or paper documents (and any copies thereof) that Executive prepared or received in the course of his employment and his consulting assignment with the Company. Notwithstanding the foregoing, Executive need not return the Company cell phone used by Executive and the Company hereby assins all its rights title and interest to Executive in such cell phone.
     9. Executive agrees that he shall not directly or indirectly disclose any of the terms of this Agreement to anyone other than his immediate family or counsel, except as such disclosure may be required for accounting or tax reporting purposes or as otherwise may be required by law. Executive further agrees that he will not, at any time in the future, make any critical or disparaging statements about the Company, or any of its products or its employees, except to the extent that such statements are made truthfully in response to a subpoena or other compulsory legal process.
     10. Executive agrees that for a period of one year following the end of the Consulting Period, he will not, on behalf of himself or any other person or entity, directly or indirectly solicit any employee of the Company to terminate his/her employment with the Company.
     11. If any provision of this Agreement is deemed invalid, illegal, or unenforceable, that provision will be modified so as to make it valid, legal, and enforceable, or if it cannot be so modified, it will be stricken from this Agreement, and the validity, legality, and enforceability of the remainder of the Agreement shall not in any way be affected. In the event of any legal action relating to or arising out of this Agreement, the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in that action.
     12. The Company intends that income provided to the Executive pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code (“Section 409A”). The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A of the Code. However, the Company does not guarantee any particular tax effect for income provided to the Executive pursuant to this Agreement. In any event, except for the Company’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to the Executive, the Company shall not be responsible for the payment of any applicable taxes incurred by the Executive on compensation paid or provided to the Executive pursuant to this Agreement. In the event that any compensation to be paid or provided to Executive pursuant to this Agreement may be subject to the excise tax described in Section 409A, the Company may delay such payment for the minimum period required in order to avoid the imposition of such excise tax.
     13. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements between the parties, whether written or oral, with the exception of any stock option or other equity agreements between the parties and any agreements described in Paragraph 8. The parties agree that the Employment Agreement is hereby terminated and of no further force or effect as of the date hereof and no further payments shall be due Executive thereunder; provided, however, that Sections 8-14 of the Employment Agreement shall remain in full force and effect. This Agreement may not be modified or amended except by a document signed by an authorized officer of the Company and Executive.

EXECUTIVE UNDERSTANDS THAT HE IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS GIVING UP ANY LEGAL CLAIMS (AS DESCRIBED ABOVE IN PARAGRAPHS 6 AND 7) HE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS AGREEMENT. EXECUTIVE FURTHER UNDERSTANDS THAT HE MAY HAVE UP TO 21 DAYS TO CONSIDER THIS AGREEMENT, THAT HE MAY REVOKE IT AT ANY TIME DURING THE 7 DAYS AFTER HE SIGNS IT, AND THAT IT SHALL NOT BECOME EFFECTIVE UNTIL THAT 7-DAY PERIOD HAS PASSED. EXECUTIVE ACKNOWLEDGES THAT HE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE COMPENSATION AND BENEFITS DESCRIBED IN PARAGRAPH 5, WHICH COMPENSATION AND BENEFITS HE WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE.

Dated: March 13, 2009	/s/ Arthur Knapp

Arthur Knapp

OCZ Technology Group, Inc.

Dated: March 12, 2009	By:	/s/ Ryan M. Petersen

Ryan M. Petersen

Its: Chief Executive Officer
By re-signing this Agreement at or after the end of the Consulting Period, I hereby extend the release of claims set forth in Paragraphs 6 and 7 above so as to include any and all such claims that exist or arise at any time up to and including the end of the Consulting Period. I also acknowledge and agree that I have been paid all wages (including base salary, paid time off, and bonuses) that I earned during my employment with the Company. I understand that I may revoke this extension of the release of claims at anytime within the seven days following my re-execution of this Agreement, which revocation must be made in the manner described in the last sentence of Paragraph 1.

Dated: ___, 2009
Arthur Knapp

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